Exhibit 10(m)

[TENET HEALTHCARE CORPORATION LETTERHEAD]

January 22, 2013

Audrey Andrews

Senior Vice President, General Counsel

Dear Audrey:

I am pleased to offer you a promotion to the position of Senior Vice President, General Counsel with Tenet located in Dallas, Texas. This position will be reporting to Trevor Fetter, President and Chief Executive Officer. The following are the terms and conditions of your employment with the company.

1.                            Compensation and Benefits: You will be entitled to compensation and benefits as follows:

A.                                         Base Compensation: With a start date of January 28, 2013, your base compensation will be an annual exempt rate of $410,000.00, payable bi-weekly.

B.                                         Benefits: You continue to be eligible to receive all standard employee benefits in accordance with Tenet plans.

C.                                         Annual Incentive Plan: Your position will continue to be eligible to participate in Tenet’s Annual Incentive Plan (AIP) according to the terms of the Plan. For the period you served as SVP, Chief Compliance Officer your target award was 45% of your base salary. Upon your transition to SVP, General Counsel your target award will increase to be 60% of your base salary. Participation in the AIP does not guarantee that an award will be made.

D.                                         Manager’s Plan: You continue to be eligible to participate in the company’s paid time off plan (the “MTO Plan”) according to your tenure with the company.

E.                                          Long Term Incentives: As Senior Vice President, General Counsel, you will be eligible for future long-term incentives, which are typically awarded annually and based on the guidelines established by the Compensation Committee. In the recent past, long-term incentives for senior officers have been a combination of non-qualified stock options and restricted stock units.

F.                                           Executive Severance Plan: Your position continues to be eligible to participate in the Executive Severance Plan which will provide you with certain severance benefits in the event of a Qualifying Termination as defined in the plan. The benefits you will receive under this plan, for your new role as Senior Vice President, General Counsel will be the same as those listed for all other Senior Vice Presidents.

G.                                         Supplemental Executive Retirement Plan: You will continue to participate in the supplemental executive retirement plan (SERP) which provides enhanced retirement, disability and life insurance benefits. Details of that plan will be provided under separate cover.

2.                                      Employment Status: Your employment with Tenet will be on an at-will basis, which means that either you or the company may terminate the employment relationship, with or without notice and with or without cause at any time. As used in this letter, the term “cause” shall include, but shall not be limited to, dishonesty, fraud, willful misconduct, self-dealing or violations of the Tenet Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform your duties in any material respect, violation of law (except traffic violations or similar minor infractions), violation of Tenet’s Human Resources or other Policies, or any material breach of this letter.

3.                                      Compliance with Tenet Policies, Rules and Regulations: By signing this letter below, you agree to abide by all Tenet Human Resources and other policies, procedures, rules and regulations currently in effect or that may be adopted from time to time, including the Tenet Performance Management policy and the Tenet Standards of Conduct. To the extent that any such policies, rules or regulations, or any benefit plans in which you are a participant, conflict with the terms of this letter, the actual terms of those policies or plans shall control.

A.                                    Ethics & Compliance: All Tenet employees are required to attend Ethics & Compliance classes within established Tenet policy guidelines, as well as a refresher course every year. Please contact your Human Resources representative for more information or access the company intranet site (www.eTenet.com) for additional information.

4.                                      Standards of Conduct: As an employee of Tenet, you agree to abide by Tenet’s Standards of Conduct, which reflect Tenet’s basic values of high-quality, cost-effective health services; honesty, trustworthiness, and reliability in all relationships; leadership in the development of partnership arrangements with providers of health services; good corporate citizenship of the communities where Tenet provides services; pursuit of fiscal responsibility and growth; compliance with all applicable rules, regulations, policies and procedures; and fair treatment of employees.

5.                                           Conflict Resolution: As a condition of employment, you agree to abide by Tenet’s Fair Treatment Process which includes final and binding Arbitration as a resolution to any grievance that results out of your employment or termination of employment with Tenet.

If you accept this offer, please sign and date the original of this letter and return it to Paul Slavin in the Corporate Human Resources Department by January 24, 2013. A copy of this letter is enclosed for your records. Thank you.

Sincerely,

/s/ Cathy Fraser

Cathy Fraser
SVP, Human Resources

Acknowledged and accepted:

	/s/ Audrey Andrews	Date:	1/24, 2013
Signature

encl.

cc:	Trevor Fetter, President and Chief Executive Officer
Paul Slavin, VP Executive and Corporate HR Services